EXHIBIT 10.120

GUARANTEE AGREEMENT

REGARDING

10 MILLION US$ CREDIT FACILITY

                This Agreement is made as of May 6, 1997 by and between Southwall Technologies Inc., a Delaware corporation whose principal business offices are at 1029 Corporation Way, Palo Alto, California 94303 (hereinafter called "Southwall")

and

                Teijin Limited, a Japanese corporation whose registered office is at 6-7, Minami-honmachi 1-chome, Chuo-ku, Osaka 541, Japan (hereinafter called "Teijin").

WITNESSETH:

                WHEREAS, Southwall wishes to obtain a loan facility amounting to Ten Million US Dollars (US$10,000,000, hereinafter called the "LOAN") from The Sanwa Bank, Limited, San Francisco Branch at 444 Market Street, 18th Floor, San Francisco, CA 94111 (hereinafter called "LENDER") and Southwall requests that TEIJIN provide LENDER with a letter of guarantee (hereinafter called "L/G") as an inducement to LENDER to extend a LOAN to Southwall;

                WHEREAS, Teijin is, on the above request from Southwall, willing to issue a L/G to LENDER;

                NOW THEREFORE, the parties hereto have agreed as follows:

ARTICLE 1. LOAN FACILITY

                The summary of the LOAN extended to Southwall by LENDER is described below:

(1)	Date of Credit Agreement by and between Southwall and LENDER:

May 6, 1997

(2)	Principal amount: US$10,000,000.00

(3)	First Draw-Down Date: May 6, 1997, for US$5,000,000.00

Second Draw-Down Date: November 6, 1997, for the balance of the principal amount

(4)	Grace period: Four (4) years after the First Draw-Down Date. During this period, Southwall shall make semi-annual, interest-only payments.

(5)	Repayments: Eight (8) semi-annual equivalent principal repayments, plus accrued interest starting forty-eight (48) months after the First Draw-Down Date.

(6)	Interest rate: The LIBOR Rate, as defined in the Credit Agreement between LENDER and Southwall, plus 0.4375%.

(7)	Prepayment: Southwall may have the right to prepay this LOAN in full or in part, subject to the terms of the Credit Agreement.

(8)	Kind of assurance: L/G issued by Teijin

ARTICLE 2.  L/G & RISK BEARING COMMISSION

2.1

Teijin hereby agrees to submit the L/G to LENDER on the condition that Southwall pays Teijin a risk bearing commission as a Guarantee Fee (hereinafter called "Guarantee Fee") at the rate of 0.5625% per year on the outstanding amount of the principal amount of the LOAN.

2.2	The Guarantee Fee shall be paid in arrears on each Interest Payment Date for the Period commencing either on and including the date of the

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First Draw-Down, or on and including the immediately preceding Interest Payment Date up to and including the date immediately preceding such relevant Interest Payment Date.

2.3	The Guarantee Fee shall accrue daily and shall be computed on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed.

ARTICLE 3. PAYMENT

3.1	Guarantee Fee shall be made by wire transfer by Southwall to Teijin in US Dollars to Teijin's account No. 403-401 with The Sanwa Bank, Limited, Osaka Head Office.

3.2

Any taxes, charges, or other expenses with respect to each Guarantee Fee payment made to Teijin by Southwall shall be borne by Southwall. Nevertheless, Southwall may deduct withholding tax duly levied on Guarantee Fee payments to the extent that a tax credit will be obtained by such party under the convention for the avoidance of double taxation between the governments of U.S.A. and Japan. Southwall shall secure for Teijin a tax receipt acceptable to Japanese tax authorities for the said tax purpose and send it to Teijin within thirty (30) days after such payment.

ARTICLE 4. FINANCIAL COVENANTS

During the term of the LOAN, Southwall shall maintain the following financial covenants, as measured on a quarterly basis as of the last day of each fiscal quarter of Southwall from financial data publicly reported in Southwall's Form 10-Q and Form 10-K Reports filed with the Securities and Exchange Commission, or from supporting data for such reports:

(1)	Minimum Quick Ratio: 1.00 to 1.00

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Minimum Quick Ration is defined as Cash and Equivalents plus Short Term Investments plus Accounts Receivables to Total Current Liabilities.

(2)	Minimum Tangible Net Worth: $24,000,000 and to increase annually by 50% of annual Net After Tax Profits, such increases to be cumulative. Southwall shall remain profitable in each fiscal year.

Tangible Net Worth is defined as Stockholders Equity plus Subordinated Debt minus Intangible Assets (including Goodwill, Patents and Licenses).

Net After Tax Profits is defined as Net Operating Income minus recorded Tax Provision for the period, excluding any extraordinary adjustments due to changes in accounting rules as provided by the Financial Accounting Standard Board or for recording of Net Operating Loss Carryforward or other tax assets or liabilities relating to prior year results or activities.

(3)	Maximum Debt to Tangible Net Worth ratio: 0.65 to 1.00

Debt is defined as Total Liabilities minus Subordinated Debt.

Southwall shall provide to Teijin with a quarterly certificate, signed by a responsible officer of Southwall, together with a copy of the current quarter's Form 10-Q Report, as early as reasonably possible but no later than sixty (60) days following the last day of the fiscal quarter, or following the end of Southwall's fiscal fourth quarter, a copy of the Form 10-K Report, as early as reasonably possible but no later than one hundred and twenty (120) days following the last day of the fiscal quarter.

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ARTICLE 5. DEFAULT

5.1

In the event of any actual or expected default by Southwall in any payment of principal or interest on the LOAN or of any actual or expected default by Southwall in any financial covenants in ARTICLE 4, Southwall shall immediately give a written notice of such actual or expected default to Teijin. Such notice shall include detailed information on the LOAN including the payment amount and due date for the payment which is or may become in default. After receiving such notice, the parties hereto shall call a meeting and discuss the concerned matter.

5.2	If Teijin shall make a payment when due of any amount demanded by LENDER under L/G, then Teijin shall have the right to exercise any right of reimbursement, indemnity or subrogation against Southwall.

ARTICLE 6. OFFER OF COLLATERAL SECURITY

In order to secure the repayment obligation of Southwall to Teijin referred to in paragraph 5.2, Southwall shall execute and deliver to Teijin a Reimbursement and Security Agreement substantially in the form of Exhibit A attached hereto.

ARTICLE 7. VALIDITY

This Agreement shall come into effect on the day when signed by the parties hereto.

ARTICLE 8. MISCELLANEOUS

8.1	This Agreement shall be interpreted and construed in accordance with the laws of Japan.

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8.2

All disputes or controversies concerning the interpretation or construction of this Agreement shall be settled amicably by the parties hereto. In the event the parties cannot reach an amicable settlement, arbitration under paragraph 13.6 of the Basic Agreement dated April 9, 1997 between Southwall and Teijin shall be the final settlement.

8.3	This Agreement shall not be assigned without the prior written consent of the other party hereto.

8.4	This Agreement shall be amended only by a written instrument signed by duly authorized representatives of both parties hereto.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and signed in their respective names by their duly authorized representatives as of the date and year first above written.

FOR SOUTHWALL TECHNOLOGIES INC.

/s/ L. Ray Christie
Name:	L. Ray Christie

Title:	Vice President, Chief Financial Officer, and Secretary

FOR TEIJIN LIMITED

/s/ Shosaku Yasui
Name:	Shosaku Yasui

Title:	Senior Managing Director
Member of the Board

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Exhibit A

REIMBURSEMENT AND SECURITY AGREEMENT

                This REIMBURSEMENT AND SECURITY AGREEMENT, dated as of May 6, 1997 (this “Agreement”), is made by SOUTHWALL TECHNOLOGIES, INC., a Delaware corporation (the “Grantor”), and TEIJIN LIMITED, a Japanese corporation, as secured party (the “Secured Party”).

                PRELIMINARY STATEMENTS:

                (1)           The Secured Party has entered into that certain Guarantee Agreement Regarding 10 Million US$ Credit Facility, dated as of the date hereof (said agreement, as it may hereafter be amended or otherwise modified from time to time, the “Guaranty Agreement”; the terms defined therein and not otherwise defined herein are used herein as therein defined), under which the Secured Party has agreed to provide LENDER with a letter of guarantee (the “Letter of Guarantee”) as an inducement to extend a LOAN to the Grantor.

                (2)           It is a condition precedent to the making of the guarantee by the Secured Party under the Guaranty Agreement that the Grantor shall have agreed to the reimbursement and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Secured Party to make the guarantee under the Guaranty Agreement, the Grantor hereby agrees with the Secured Party as follows.

                SECTION 1. Reimbursement; Assignment and Grant of Security Interest.

                (a)           The Grantor hereby agrees to reimburse the Secured Party on demand for and in the amount of any payment made by the Secured Party to LENDER under the Letter of Guarantee. All payments made by the Grantor under this Agreement shall be made by the Grantor free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings, excluding, in the case of the Secured Party, any of the foregoing imposed on or measured by its net income or gross receipts by the jurisdiction (or any political subdivision thereof) under the laws of which the Secured Party is organized or maintains a lending office (“Taxes”). To the extent applicable law requires a deduction or withholding for Taxes, then the gross amount of such payment made by the Grantor shall be increased at the Grantor’s sole cost and expense such that the net payment to the Secured Party or its assignee equals that amount which the Secured Party or its assignee would have received if such deduction or withholding were not made. In addition, the Grantor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Agreement.

Upon request by the Secured Party,  the Grantor shall furnish evidence satisfactory to the Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid. Any amounts payable by the Grantor to the Secured Party hereunder not paid upon demand shall bear interest at an annual rate equal to the six (6) months LIBOR rate established by BBA at the time of non-payment plus five percent (5%).

                (b)           The Grantor hereby assigns to the Secured Party for its benefit, and hereby grants to the Secured Party for its benefit a security interest in, all of the Grantor’s right, title and interest in and to Grantor’s property set forth on Exhibit A attached hereto (the “Collateral”), andall proceeds of any and all of the foregoing Collateral. The list of Collateral may be amended from time to time by mutual agreement of the parties; provided, however, that the Secured Party shall have no obligation to agree to the amendment of the list of Collateral if it believes that such amendment would impair the security interest in the Grantor’s property created hereunder.

                SECTION 2. Security for Obligations. This Agreement secures the payment of all obligations of the Grantor now or hereafter existing under the Guaranty Agreement and under this Agreement (all such obligations being the “Obligations”).

                SECTION 3.  Representations, Warranties and Covenants.  The Grantor represents and warrants as follows.

                (a)           The Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; the Grantor has the lawful power to own its properties and to engage in the businesses it conducts, and is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the failure to so qualify would have a material adverse effect on the Grantor or its business or prospects.

                (b)           The Grantor is not in default with respect to any of its existing indebtedness, and the making and performance of this Agreement will not (immediately or with the passage of time, the giving of notice, or both):

                                (i)            violate the  articles of  incorporation,  by-laws or other organizational of the Grantor or violate any laws or result in a default under any contract, agreement, or instrument to which the Grantor is a party or by which the Grantor or any of its property is bound; or

                                (ii)           result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Grantor, other than in favor of the Secured Party.

                (c)           The Grantor has the power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all actions necessary to authorize the execution, delivery, and performance of this Agreement.

                (d)           This Agreement is valid, binding, and enforceable in accordance with its terms.

                (e)           The chief place of business and chief executive office of the Grantor and the office where the Grantor keeps its records concerning the Collateral, are located at 1029 Corporation Way, Palo Alto, California 94303.

                (f)            The Grantor is, or as soon as practicable following the Closing will be, the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement and Permitted Liens. No effective financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Party relating to this Agreement and Permitted Liens. As used herein, “Permitted Liens” means (i) liens to secure taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves are maintained; (ii) carriers’, mechanics’, warehousemen’s artisans’, repairmen’s or similar liens arising in the ordinary course of business which are not overdue or which are being contested in good faith and by appropriate proceedings and for which adequate reserves are maintained; and (iii) liens and encumbrances which (A) existed on property acquired by the Grantor before the time of its acquisition and was not created in anticipation of such event, or (B) were taken or retained by the seller of such property to secure all or part of its price or created solely for the purpose of securing indebtedness representing, or incurred to finance or refinance the cost of such property; provided that no such Lien shall extend to or cover any property of the Grantor other than the property so acquired and improvements on such property.

                (g)           This Agreement creates a valid and perfected first priority security interest in the Collateral (other than with respect to Permitted Liens given priority as a matter of law), securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (h)           No consent of any other person or entity and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the grant by the Grantor of the assignment and security interest granted hereby or for the execution, delivery or performance of this Agreement by the Grantor, (ii) for the perfection or maintenance of the assignment and security interest created hereby (including the first priority nature of such assignment and security interest) or (iii) except as required by applicable law, for the exercise by the Secured Party of its rights and remedies hereunder.

                (i)            There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

                (j)            Grantor shall pay Secured Party a risk bearing commission as a Guarantee Fee (hereinafter called “Guarantee Fee”) at the rate of 0.5625% per year on the outstanding amount of the principal amount of the LOAN, as specified in the Guaranty Agreement.

                (k)           The Guarantee Fee shall be paid by Grantor in arrears on each Interest Payment Date (as such term is defined in the Guaranty Agreement) for the period commencing either on and including the date of the First Draw-Down, or on and including the immediately preceding Interest Payment Date up to and including the date immediately preceding such relevant Interest Payment Date, as specified in the Guaranty Agreement.

                (l)            The Guarantee Fee shall accrue daily and shall be computed on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed.

                (m)          Guarantee Fee payments shall be made by wire transfer by Grantor to Secured Party in US Dollars to Secured Party’s Account No. 403-401 with The Sanwa Bank, Limited, Osaka Head Office.

                (n)           Any taxes, charges, or other expenses with respect to each Guarantee Fee payment made to Secured Party by Grantor shall be borne by Grantor. Nevertheless, Grantor may deduct withholding tax duly levied on Guarantee Fee payments to the extent that a tax credit will be obtained by such party under the convention for the avoidance of double taxation between the governments of U.S.A. and Japan. Grantor shall secure for Secured Party a tax receipt acceptable to Japanese tax authorities for said tax purpose and will send it to Secured Party within thirty (30) days after such payment.

                (o)           During the term of the LOAN, as specified in the Guaranty Agreement, Grantor shall maintain the following financial covenants, as measured on a quarterly basis as of the last day of each fiscal quarter of Grantor from financial data publicly reported in Grantor’s Form 10-Q and Form 10-K Reports filed with the Securities and Exchange Commission, or from supporting data for such reports:

(1)           Minimum Quick Ratio: 1.00 to 1.00

Minimum Quick Ratio is defined as Cash and Equivalents plus Short Term Investments plus Accounts Receivables to Total Current Liabilities.

(2)           Minimum Tangible Net Worth: $24,000,000 and to increase annually by 50% of annual Net After Tax Profits, such increases to be cumulative. Grantor shall remain profitable in each fiscal year.

Tangible Net Worth is defined as Stockholders  Equity plus Subordinated Debt minus Intangible Assets (including Goodwill, Patents and Licenses).

Net After Tax Profits is defined as Net Operating Income minus recorded Tax Provision for the period, excluding any extraordinary adjustments due to changes in accounting rules as provided by the Financial Accounting Standard Board or for recording of Net Operating Loss Carryforward or other tax assets or liabilities relating to prior year results or activities.

Maximum Debt to Tangible Net Worth ratio: 0.65 to 1.00

Debt is defined as Total Liabilities minus Subordinated Debt.

Grantor shall provide to Secured Party a quarterly certificate, signed by a responsible officer of Grantor, together with a copy of the current quarter’s Form 10-Q Report as early as reasonably possible but no later than sixty (60) days following the last day of the fiscal quarter, or following the end of Grantor’s fiscal fourth quarter, a copy of the Form 10-K Report, as early as reasonably possible but no later than one hundred and twenty (120) days following the last day of the fiscal quarter.

                (p)           In the event of any actual or expected default by Grantor in any payment of principal or interest on the LOAN or of any actual or expected default by Grantor in any financial covenants in Section 3(o), Grantor shall immediately give a written notice of such actual or expected default to Secured Party. Such notice shall include detailed information on the LOAN including the payment amount and due date for the payment which is or may become in default.

                SECTION 4. Further Assurances.

                (a)           The Grantor agrees that from time to time, at the expense of the Grantor, the Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect the assignment and security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Grantor will: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, promptly notify the Secured Party thereof and, if requested, deliver and pledge to the Secured Party hereunder such note or instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all inform and substance reasonably satisfactory to the Secured Party; (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Secured Party may reasonably request, in order to perfect and preserve the assignment and security interest granted or purported to be granted hereby; and (iii) mark conspicuously any Collateral and, at the request of the Secured Party, each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Secured Party, indicating that such Collateral is subject to the assignment and security interest granted pursuant hereto.

                (b)           The Grantor hereby authorizes the Secured Party to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any party thereof shall be sufficient as a financing statement where permitted by law.

                (c)           During the term of the LOAN, as specified in the GuarantyAgreement, the amount of Grantor’s inventory, consisting of raw materials, work-in-process and finished goods (“Inventory”), that shall constitute a part of the Collateral will at all times be an amount equal to the difference between 120% of the principal and accrued interest then owing under the LOAN and the net value (defined as the purchase price for the equipment less accumulated depreciation calculated at the rate of 10% per annum) of the equipment and machinery that constitutes a part of the Collateral. The Secured Party agrees that its security interest in Inventory shall be limited to Inventory having a value equal to the amount described in the preceding sentence. The Grantor acknowledges that, upon the occurrence of a Default, the Secured Party intends to look to the components of the Inventory in the following order of priority: finished goods, work-in-process and raw materials.

                (d)           The Secured Party agrees to execute such agreements and documents that may be reasonably necessary to confirm the scope of its interest in the Inventory upon the reasonable request of Grantor.

                SECTION 5. Place of Perfection; Records. The Grantor shall keep its chief place of business and chief executive offices and the offices where it keeps its records concerning the Collateral, and the original copies of all chattel paper or other documents or instruments that evidence the Collateral at the locations therefor specified in Section 3(e) or, upon 30 days’ prior written notice to the Secured Party, at any other locations in a jurisdiction where all action required by Section 4 shall have been taken with respect to the Collateral. The Grantor will hold and preserve such records, and such chattel paper, documents and instruments and will permit representatives of the Secured Party at any time during normal business hours and upon reasonable notice to inspect and make abstracts from such records, chattel paper, documents and instruments.

                SECTION 6. As to the Collateral.

                (a)           The Grantor shall at its expense:

                                (i)            properly maintain the Collateral and take all such action to such end as may be from time to time reasonably requested by the Secured Party; and

                                (ii)           furnish to the Secured Party promptly upon receipt thereof copies of all notices, requests and other documents received by the Grantor relating to the Collateral, and from time to time (A) furnish to the Secured Party such information and reports regarding the Collateral as the Secured Party may reasonably request and (B) upon request of the Secured Party make to any other party such demands and requests for information and reports or for action as the Grantor is entitled to make, respecting the Collateral.

                (b)           The Grantor shall not:

                                (i)            sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral (other than a proposed sale or other disposition of obsolete or worn-out equipment, in which events Grantor shall provide Secured Party with thirty (30) days advanced written notice), or create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Collateral, except for the assignment and security interest under by this Agreement or Permitted Liens; or

                                (ii)           take any other action in connection with the Collateral which would impair the value thereof or the interest or rights of the Grantor therein or which would impair the interest or rights of the Secured Party therein.

                SECTION 7. Secured Party Appointed Attorney-in-Fact. The Grantor hereby appoints the Secured Party the Grantor’s attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time, after the Secured Party has notified the Grantor of a Default under this Agreement and for so long as any such Default exists, in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                                (i)            to ask, demand, collect, sue for, recover, compromise, receive and give acquitance and receipts for moneys due and to become due under or in connection with the Collateral;

                                (ii)           to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection therewith; and

                                (iii)          to file any claims or take any action or institute any proceedings which the Secured Party may deem necessary or desirable to enforce the rights of the Secured Party with respect to any of the Collateral.

                SECTION 8. Secured Party May Perform. If the Grantor fails to perform any agreement contained herein after having a reasonable opportunity therefor, the Secured Party may itself perform, or cause performance of, such agreement, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Grantor under Section 11(b).

                SECTION 9. The Secured Party’s Duties. The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property.

                SECTION 10. Remedies. If after five (5) days’ written notice the Grantor fails to reimburse or pay any amounts due to the Secured Party under Section 1(a) of this Agreement, or if the Grantor fails to observe or perform any other material term of this Agreement which continues unremedied for a period of thirty (30) days after written notice thereof (each a “Default”):

                (a)           The Secured Party may exercise any and all legal or equitable rights and remedies of the Grantor in connection with or in respect of the Collateral in any court or other tribunal of proper jurisdiction; the Grantor and the Secured Party acknowledge and agree that the remedies of the Secured Party under this Agreement are not subject to the arbitration provisions set forth in Section 8.2 of the Guaranty Agreement;

                (b)           All payments received by the Grantor in connection or in respect of the Collateral shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Secured Party in the same form as so received (with any necessary endorsement);

                (c)           All payments made under or in connection with or in respect of the Collateral, and all cash proceeds in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, received by the Secured Party may, in the discretion of the Secured Party, beheld by the Secured Party as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Secured Party pursuant to Section 11) in whole or in part by the Secured Party against, all or any part of the Obligations in such order as the Secured Party shall elect. Any surplus of such payments or cash proceeds held by the Secured Party and remaining after payment in full of all the Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus; and

                (d)           The Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of California, at that time (the “Code”) (whether or not the Code applies to the affected Collateral).

                SECTION 11. Indemnity and Expenses; Payments.

                (a)           The Grantor agrees to indemnify the Secured Party from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Secured Party’s gross negligence or willful misconduct.

                (b)           The Grantor will upon demand pay to the Secured Party the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Party hereunder or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

                SECTION 12. Amendments; etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Grantor here from shall in any event be effective unless the same shall be in writing and signed by the Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                SECTION  13.  Addresses  for  Notices.  All  notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to it, if to the Grantor, at its address at 1029 Corporation Way, Palo Alto, California 94303, Attention: Chief Executive Officer, Facsimile 415/967-8713, and if to the Secured Party, at its address at 1-1, Uchisaiwaicho 2-Chome, Chiyoda-ku, Tokyo 100, Japan, Attention: General Manager, Films Planning and Administration Dept., Facsimile 011-81-3-3506-4378, or, as to either party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall be effective, if sent via facsimile, upon confirmation via telephone of receipt of transmission in legible form, if sent via air courier express delivery, upon the third business day after deposit for delivery with an international air courier service, if sent via telegraph, telex or cable, when delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, or if mailed, upon the first business day of the recipient that is after the tenth day after the date deposited into the U.S. or Japanese mail, or if delivered, upon delivery.

                SECTION 14. Continuing Assignment and Security Interest; Assignments Under Credit Agreement. This Agreement shall create a continuing assignment of and security interest in the Collateral and shall (i) remain in full force and effect until the later of (X), the payment in full of the Obligations and all other amounts payable under this Agreement and (Y) the expiration or termination of the Guaranty Agreement, (ii) be binding upon the Grantor, its successors and assigns, and (iii) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), if the Secured Party assigns or otherwise transfers all or any portion of its rights and obligations under the Guaranty Agreement to any other person or entity, such other person or entity shall thereupon become vested with all the benefits in respect hereof granted to the Secured Party herein or otherwise. Upon the later of the payment in full of the Obligations and all other amounts payable under this Agreement and the expiration or termination of the Guaranty Agreement, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Secured Party will, at the Grantor’s expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

                SECTION 15. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent that the validity or perfection of the assignment and security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of California. Unless otherwise defined herein, terms used in Division 9 of the Uniform Commercial Code in effect in the State of California are used herein as therein defined.

                SECTION 16. Waiver of Jury Trial. THE GRANTOR AND SECURED PARTY BOTH HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE GRANTOR AND SECURED PARTY.

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                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

SOUTHWALL TECHNOLOGIES, INC.

By:	/s/ L. Ray Christie

Name:	L. Ray Christie

Title:	Vice President, Chief Financial Officer

TEIJIN LIMITED

By:	/s/ Shasaku Yasui

Name:	Shasaku Yasui

Title:	Senior Managing Director
Member of the Board

EXHIBIT A

1.             Inventory in an amount as described in Section 4(c).

2.             The following equipment and machinery located at the Southwall Technologies, Inc. facility at 8175 S. Hardy Street, Tempe, Arizona 85284:

ITEMS

Custom Designed and Fabricated High Vacuum Planar Magnetron Sputter Roll Coating System, known as PM5

15 Planar Magnetron Sputter Sources with Supported Fixed Flange, Gas Inlets, Electrical Feedthrough, Water Cooling Connections, Backing Plates and Power Adaption Modules, for use with PM5

Power Generation System for use with PM5

Vacuum Deposition Machine, known as PM6

Power Generation System for use with PM6

Trane Chiller RTHB-150 460 A, Process Chilling System

Water Cooled Dual Zone Chiller/Heater, Process Chilling System

Resistance Monitoring Equipment; Non-contact Resistance Monitoring

Solvent Based Tandem Coating Line

5500 SCFM Catalytic System with Allen-Bradley SLC502 PLC networked to coating line

610 Slitter/Rewinder

Toray Sheeting Machine